DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 88701-4299 (775) 684 5706 Website: secretaryofstate.biz	FILED # C15939-95 DEC 23 2004 IN THE OFFICE OF DEAN HELLER, SECRETARY OF STATE

Exhibit 3.1

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.     Name of corporation:

GLOBAL INNOVATIVE SYSTEMS INC.

2.     The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3.     The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

The authorized capital stock of the corporation consists of 200,000,000 shares of common stock with a par value of $0.001 and 100,000,000 shares of preferred stock with a par value of $0.001.

4.     The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

The authorized capital stock of the corporation shall consist of 800,000,000 shares of common stock with a par value of $0.001 and 100,000,000 shares of preferred stock with a par value of $0.001.

5.     The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The Corporation shall issue an additional four (4) shares of common stock for every one (1) share of common stock issued and outstanding immediately prior to the effective date of the forward stock split.

6.     The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

N/A

7.     Effective date of filing (optional):

8.	Officer Signature:	/s/ William McGinty Signature	PRESIDENT Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.